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EXHIBIT 99

FRIDAY JUNE 2, 8:30 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: OPTION CARE, INC.

OPTION CARE ANNOUNCES MANAGEMENT CHANGES

BANNOCKBURN, Ill., June 2 /PRNewswire/ Option Care, Inc., providing specialty pharmaceutical products and services for intravenous delivery, today announced several management changes. Chief Operating Officer Raj Rai was elected president and COO, and Chairman John Kapoor became chief executive officer, replacing the former President and CEO Michael Rusnak, who left the company to pursue other business opportunities. In addition, Option Care promoted Michael Siri to senior vice president and chief financial officer from his prior position as vice president and CFO.

"On behalf of the board of directors, I want to thank Mike Rusnak for leading the turnaround at Option Care and developing a very solid operation. We wish him the best of luck in his next endeavor," said Kapoor. "We are confident that Raj Rai will be able to take the company to the next level by implementing the strategies for double-digit growth he helped to develop: expanding OptionMed, our specialty pharmaceutical distribution division, along with identifying key acquisitions. We also are pleased to recognize Mike Siri's excellent work as our CFO through his promotion to senior vice president."

Rai, 33, has been Option Care's chief operating officer since August 1999, during which time he solidified the model for the company's OptionMed subsidiary. For nearly a year prior to this, he was executive vice president of Option Care Enterprises, where he was responsible for the double-digit growth in revenue and operating profit for the company's owned locations. Rai has served in a number of positions with the company since August 1992, from senior vice president to general manager to a variety of duties in the Finance Department. He has a B.S. in mechanical engineering from Regional Engineering College in Warangal, India, and received his MBA in finance from Wayne State University. Rai resides in Gurnee, Illinois.

Siri, 45, has been vice president and CFO since October 1998. From July 1998 to October 1998, he served as Option Care's vice president-finance. Before this, Siri was executive director finance and treasurer for Culligan Water Technologies. He holds a B.S. in accounting from Indiana University and an MBA in finance from the University of Chicago. Siri, his wife Diane and their two children live in Hawthorn Woods, Illinois.

Option Care, Inc. is an alternate site and high-tech pharmaceutical service provider, operating through a nationwide network of about 140 locations. The company has contracts to provide managed care organizations and other third-party payors with pharmaceutical and high-cost injectable products that can be used by patients in settings other than their doctors' offices. One of the company's wholly owned subsidiaries, OptionMed-TM-, markets specialty drugs and pharmacy consulting services directly to managed care organizations for the benefit of their physicians and patients. Another wholly owned subsidiary, Management by Information (MBI), supplies state-of-the-art data management products and services to the home health industry. Founded in 1979, Option Care trades on Nasdaq under the symbol OPTN.

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This news release contains forward-looking statements. These statements involve risks and uncertainties, including, without limitation, the company's ability to profitably execute its growth strategy. Please see Option Care's filings and reports with the Securities and Exchange Commission for additional risk factors.

Further information on Option Care can be found at WWW.OPTIONCARE.COM and WWW.MBIMBI.COM

SOURCE: OPTION CARE, INC.